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                                                                    EXHIBIT 23.3


                               Consent of KPMG

We consent to the inclusion of our report dated 30 March 2001, with respect to the consolidated balance sheet of Aspen Healthcare Holdings Limited and its subsidiaries as of 31 March 2000 and the related consolidated profit and loss account, cash flow statement and the statement of total recognised gains and losses for the three month period then ended, which report appears in the Form S-4 of United Surgical Partners Holdings, Inc. dated January 8, 2003, and to the reference to our firm under the heading "Experts".



                                                                        /s/ KPMG

London, England
January 3, 2002